EXHIBIT 99
For Immediate Release

SCOTT'S LIQUID GOLD-INC.
ANNOUNCES SECOND QUARTER OPERATING RESULTS

DENVER, Colorado (August 11, 2006) -- Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the second quarter and first six months of the year 2006.

For the three months ended June 30, 2006, net sales were $4,133,300 compared with net sales of $5,724,800 in the second quarter of the previous year, a decrease of $1,591,500 or 27.8%. The Company reported a net loss for the second quarter of 2006 of $859,900, or ($0.08) per share, versus a net loss of $138,500, or ($0.01) in the same period of the prior year.

Net sales for the six months ended June 30, 2005 totaled $8,289,100, compared with $11,247,300 in 2005, a decrease of $2,958,200 or 26.3%.
The Company reported a first half 2006 net loss of $1,907,600, or ($0.18) per share, as compared with a net loss of $533,400, or ($0.05) per share, in the six months ended June 30, 2005.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented: "During the first half of 2006, we experienced an increase in sales of our household chemical products primarily because of our introduction of our new mold control product Mold Control 500, while experiencing a decrease in sales of our Montagne Jeunesse line of skin care products and a decrease in sales of our Alpha Hydrox skin care products. Our net loss for the first half of 2006 was primarily due to lower sales of the Montagne Jeunesse product line and reduced sales of our Alpha Hydrox skin care line."

Scott's Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott's Liquid Gold wood cleaners/preservatives, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. assembles and packages Scott's Liquid Gold Mold Control 500. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; the uncertainty of consumer acceptance of the new Alpha Hydrox, mold control and wood wash products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; adverse developments in pending litigation; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860


SCOTT'S LIQUID GOLD-INC.
& Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                      Quarter ended June 30,    Six Months ended June 30,
                    ------------------------    -------------------------
                        2006          2005          2006          2005
                    -----------   -----------   -----------   -----------
Net sales           $ 4,133,300   $ 5,724,800   $ 8,289,100   $11,247,300

Operating costs
 and expenses:
   Cost of sales      2,567,400     3,131,400     4,810,900     6,238,900
   Advertising          107,600       202,000       701,300       478,500
   Selling            1,410,200     1,491,000     2,835,700     2,966,300
   General and
    administrative      863,200       999,200     1,775,300     2,022,000
                    -----------   -----------   -----------   -----------
                      4,948,400     5,823,600    10,123,200    11,705,700
                    -----------   -----------   -----------   -----------

Loss from
 operations            (815,100)      (98,800)   (1,834,100)     (458,400)
Interest income          14,300         7,800        26,900        20,400
Interest expense        (59,100)      (47,500)     (100,400)      (95,400)
                    -----------   -----------   -----------   -----------
                       (859,900)     (138,500)   (1,907,600)     (533,400)
Income tax
 expense (benefit)         -             -             -             -
                    -----------   -----------   -----------   -----------
Net loss            $  (859,900)  $  (138,500)  $(1,907,600)  $  (533,400)
                    ===========   ===========   ===========   ===========

Net loss per
 common share:
   Basic and
    Diluted         $     (0.08)  $     (0.01)  $      (.18)  $     (0.05)
                    ===========   ===========   ===========   ===========

Weighted average
 shares outstanding:
   Basic and
    Diluted          10,503,000    10,471,000    10,503,000    10,471,000
                    ===========   ===========   ===========   ===========